John Kinross-Kennedy, C.P.A.
17848 Skypark Circle, Suite C
Irvine, California
U.S.A. 92614-6401

Phone: ###-##-#### Fax: 949-724-3817

January 20, 2012

Securities and Exchange Commission
Division of Corporate Finance
100 F Street North East
Washington, DC 20549 USA

Ladies and Gentlemen:

We were previously the independent registered public accounting firm of Smart-tek Solutions. Inc. On November 28, 2011, we resigned as the independent registered public accounting firm of Smart-tek Solutions, Inc. We have read Smart-tek Solutions. Inc.’s statements included under Item 4.01 of its Form 8-K dated January 23, 2012, and we agree with such statements, except that we are not in a position to agree or disagree with Smart-tek Solutions Inc.’s statements related to the engagement of PMB Helin Donovan Consultants and Certified Public Accountants as the independent registered public accounting firm.

Sincerely,

/s/ John Kinross-Kennedy
______________________
John Kinross-Kennedy, CPA
Irvine, California